Exhibit 99.1 The Goldman Sachs Group, Inc. 200 West Street | New York, New York 10282

First Quarter 2018 Earnings Results

Goldman Sachs Reports First Quarter Earnings Per Common Share of $6.95 and

Increases the Quarterly Dividend to $0.80 Per Common Share

“Solid performance across our businesses produced strong returns in the first quarter. We are well positioned to serve our clients as the global economy continues to show strength and central banks unwind certain aspects of policy stimulus. We are also broadening our client base and further diversifying our businesses to drive more revenue and earnings growth for the firm.”

~ Lloyd C. Blankfein, Chairman and Chief Executive Officer

NEW YORK, April 17, 2018 – The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $10.04 billion and net earnings of $2.83 billion for the first quarter ended March 31, 2018.	NET REVENUES
$10.04 billion

Diluted earnings per common share were $6.95 compared with $5.15 for the first quarter of 2017 and a diluted loss per common share of $5.51 for the fourth quarter of 2017.	NET EARNINGS
$2.83 billion

Annualized return on average common shareholders’ equity (ROE) (1) was 15.4% for the first quarter of 2018.	EARNINGS PER COMMON SHARE
$6.95

ANNUALIZED ROE
15.4%

Media Relations: Jake Siewert 212-902-5400	Investor Relations: Heather Kennedy Miner 212-902-0300

  Goldman Sachs Reports: First Quarter 2018 Earnings Results

Net Revenue Mix by Segment

Highlights

◾	Net revenues of $10.04 billion were 25% higher than the first quarter of 2017 and the highest in three years.

◾	Annualized ROE (1) of 15.4% was the highest in over five years.

◾	Diluted earnings per common share were $6.95, the third highest quarterly performance.

◾	Book value per common share increased by 3.2% during the quarter to $186.73.

◾	Investment Banking net revenues of $1.79 billion included the second highest quarterly net revenues in debt underwriting.

◾	Institutional Client Services generated net revenues of $4.39 billion. Fixed Income, Currency and Commodities Client Execution and Equities each produced its highest quarterly results in three years.

◾

Investment Management produced record quarterly net revenues of $1.77 billion, as assets under supervision (2) increased to a record $1.50 trillion, with net inflows in long-term assets under supervision of $13 billion.

  Goldman Sachs Reports: First Quarter 2018 Earnings Results

Net Revenues

Net revenues were $10.04 billion for the first quarter of 2018, 25% higher than the first quarter of 2017 and 28% higher than the fourth quarter of 2017. The increase compared with the first quarter of 2017 reflected higher net revenues across all segments.

NET REVENUES
$10.04 billion

Investment Banking

Net revenues in Investment Banking were $1.79 billion for the first quarter of 2018, 5% higher than the first quarter of 2017 and 16% lower than the fourth quarter of 2017.	INVESTMENT BANKING
$1.79 billion
Net revenues in Financial Advisory were $586 million, 22% lower than the first quarter of 2017, reflecting a decrease in industry-wide completed mergers and acquisitions transactions.	Financial Advisory $586 million
Underwriting $1.21 billion

Net revenues in Underwriting were $1.21 billion, 27% higher than the first quarter of 2017, due to significantly higher net revenues in debt underwriting, reflecting higher net revenues from investment-grade, leveraged finance and asset-backed activity, and higher net revenues in equity underwriting, primarily due to higher net revenues from initial public offerings.

The firm’s investment banking transaction backlog (2) increased compared with the end of 2017.

Institutional Client Services

Net revenues in Institutional Client Services were $4.39 billion for the first quarter of 2018, 31% higher than the first quarter of 2017 and 85% higher than the fourth quarter of 2017.	INSTITUTIONAL CLIENT SERVICES
$4.39 billion

Net revenues in Fixed Income, Currency and Commodities Client Execution were $2.07 billion, 23% higher than the first quarter of 2017, due to significantly higher net revenues in currencies, commodities and credit products, partially offset by lower net revenues in interest rate products and mortgages. During the quarter, Fixed Income, Currency and Commodities Client Execution operated in an environment characterized by improved market-making conditions and higher client activity compared with the fourth quarter of 2017.

FICC $2.07 billion
Equities $2.31 billion

Net revenues in Equities were $2.31 billion, 38% higher than the first quarter of 2017, primarily due to significantly higher net revenues in equities client execution, reflecting significantly higher results in both derivatives and cash products. In addition, commissions and fees were higher, reflecting higher market volumes, and net revenues in securities services were higher, reflecting higher average customer balances. During the quarter, Equities operated in an environment characterized by periods of high volatility and an increase in client activity compared with the fourth quarter of 2017.

  Goldman Sachs Reports: First Quarter 2018 Earnings Results

Investing & Lending

Net revenues in Investing & Lending were $2.09 billion for the first quarter of 2018, 43% higher than the first quarter of 2017 and 26% higher than the fourth quarter of 2017.	INVESTING & LENDING
$2.09 billion

Net revenues in equity securities were $1.07 billion, 34% higher than the first quarter of 2017, reflecting a significant increase in net gains from private equities, driven by company-specific events and corporate performance, partially offset by significantly lower net gains from public equities.

Equity Securities $1.07 billion
Debt Securities and Loans $1.02 billion

Net revenues in debt securities and loans were $1.02 billion, 53% higher than the first quarter of 2017, primarily driven by significantly higher net interest income (the first quarter of 2018 included more than $550 million of net interest income).

Investment Management

Net revenues in Investment Management were $1.77 billion for the first quarter of 2018, 18% higher than the first quarter of 2017 and 6% higher than the fourth quarter of 2017.	INVESTMENT MANAGEMENT
$1.77 billion

The increase in net revenues compared with the first quarter of 2017 was due to higher management and other fees, primarily reflecting higher average assets under supervision, as well as higher incentive fees and higher transaction revenues.

Management and Other Fees $1.35 billion Incentive Fees $213 million

During the quarter, total assets under supervision (2) increased $4 billion to $1.50 trillion. Long-term assets under supervision increased $9 billion, due to net inflows of $13 billion, reflecting inflows in fixed income and equity assets, partially offset by net market depreciation of $4 billion, primarily in equity assets. Liquidity products decreased $5 billion.

Transaction Revenues $212 million

  Goldman Sachs Reports: First Quarter 2018 Earnings Results

Expenses

Operating expenses were $6.62 billion for the first quarter of 2018, 21% higher than the first quarter of 2017 and 40% higher than the fourth quarter of 2017. The increase compared with the first quarter of 2017 was due to significantly higher compensation and benefits expenses (reflecting a significant increase in net revenues) and higher non-compensation expenses.

OPERATING EXPENSES
$6.62 billion

Compensation and Benefits

The accrual for compensation and benefits expenses (including salaries, estimated year-end discretionary compensation, amortization of equity awards and other items such as benefits) was $4.12 billion for the first quarter of 2018, 25% higher than the first quarter of 2017, reflecting a significant increase in net revenues. The ratio of compensation and benefits to net revenues for the first quarter of 2018 was 41.0%, unchanged compared with the first quarter of 2017. Total staff increased 2% during the first quarter of 2018.

COMPENSATION RATIO
41.0%

Non-Compensation Expenses

Non-compensation expenses were $2.50 billion for the first quarter of 2018, 14% higher than the first quarter of 2017 and 3% lower than the fourth quarter of 2017. The increase compared with the first quarter of 2017 was largely driven by significantly higher brokerage, clearing, exchange and distribution fees, reflecting an increase in activity levels. In addition, expenses related to consolidated investments and the firm’s digital lending and deposit platform were higher, with the increases primarily included in market development expenses, depreciation and amortization expenses and other expenses. Technology expenses increased, reflecting higher expenses related to computing services and software depreciation. The increase in non-compensation expenses compared with the first quarter of 2017 included approximately $50 million related to the new revenue recognition standard (3).

NON-COMPENSATION EXPENSES
$2.50 billion

These increases were partially offset by lower net provisions for litigation and regulatory proceedings. Net provisions for litigation and regulatory proceedings for the first quarter of 2018 were $44 million compared with $139 million for the first quarter of 2017.

Provision for Taxes

The effective income tax rate for the first quarter of 2018 was 17.2%, down from the full year rate of 61.5% for 2017, as 2017 included the estimated impact of Tax Legislation (4), which increased the firm’s effective income tax rate by 39.5 percentage points. Additionally, the decrease compared with the full year rate for 2017 reflected the impact of the lower U.S. corporate income tax rate in 2018.

EFFECTIVE TAX RATE
17.2%

  Goldman Sachs Reports: First Quarter 2018 Earnings Results

Capital

◾  Total  shareholders’  equity  was  $83.58  billion  (common  shareholders’ equity of $72.38 billion and preferred stock of $11.20 billion).

◾  The firm’s Standardized common equity tier 1 ratio (5) on a fully phased-in basis was 12.1% (6) and 11.9% (5) as of March 31, 2018 and December 31, 2017, respectively.

◾  The  firm’s  Basel  III  Advanced  common  equity  tier  1  ratio  (5)  on  a  fully phased-in basis was 11.1% (6) and 10.7% (5) as of March 31, 2018 and December 31, 2017, respectively.

◾  The firm’s supplementary leverage ratio (2) on a fully phased-in basis was 5.7% (6) and 5.8% as of March 31, 2018 and December 31, 2017, respectively.

◾  On April 16, 2018, the Board of Directors of The Goldman Sachs Group, Inc. (Board) increased the firm’s quarterly dividend to $0.80 per common share from $0.75 per common share. The dividend will be paid on June 28, 2018 to common shareholders of record on May 31, 2018.

◾  During the quarter, the firm repurchased 3.0 million shares of its common stock at an average cost per share of $264.32, for a total cost of $800 million. (7)

◾  Book value per common share was $186.73 and tangible book value per common share (8) was $176.28, both based on basic shares (9) of 387.6 million as of March 31, 2018.

TOTAL SHAREHOLDERS’ EQUITY
$83.58 billion

COMMON EQUITY TIER 1 STANDARDIZED RATIO
12.1%

COMMON EQUITY TIER 1 ADVANCED RATIO
11.1%

SUPPLEMENTARY LEVERAGE RATIO
5.7%

DECLARED QUARTERLY DIVIDEND PER COMMON SHARE
$0.80

COMMON SHARE BUYBACKS
3.0 million shares for $800 million

BOOK VALUE PER COMMON SHARE
$186.73

Other Balance Sheet and Liquidity Metrics

◾  Total assets were $974 billion (6) as of March 31, 2018, compared with $917 billion as of December 31, 2017.

◾  The firm’s global core liquid assets (2) averaged $229 billion (6) for the first quarter of 2018, compared with an average of $221 billion for the fourth quarter of 2017.

TOTAL ASSETS
$974 billion

AVERAGE GCLA
$229 billion

  Goldman Sachs Reports: First Quarter 2018 Earnings Results

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2017.

Information regarding the impact of Tax Legislation, the firm’s capital ratios, risk-weighted assets, supplementary leverage ratio, total assets and balance sheet data and global core liquid assets consists of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements. Information regarding the impact of Tax Legislation is based on the firm’s current calculations, as well as the firm’s current interpretations, assumptions and expectations relating to Tax Legislation, which are subject to further guidance and change.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues, if any, that the firm actually earns from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline or continued weakness in general economic conditions, outbreak of hostilities, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2017.

Conference Call

A conference call to discuss the firm’s financial results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (in the U.S.) or 1-706-679-5627 (outside the U.S.). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s website, www.goldmansachs.com/investor-relations. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s website or by dialing 1-855-859-2056 (in the U.S.) or 1-404-537-3406 (outside the U.S.) passcode number 64774224 beginning approximately three hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

Goldman Sachs Reports: First Quarter 2018 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Segment Net Revenues (unaudited)

$ in millions

	THREE MONTHS ENDED			% CHANGE FROM
	MARCH 31, 2018	DECEMBER 31, 2017	MARCH 31, 2017	DECEMBER 31, 2017	MARCH 31, 2017
INVESTMENT BANKING
Financial Advisory	$ 586	$ 772	$ 756	(24) %	(22) %

Equity underwriting	410	460	311	(11)	32
Debt underwriting	797	909	636	(12)	25
Total Underwriting	1,207	1,369	947	(12)	27

Total Investment Banking	1,793	2,141	1,703	(16)	5

INSTITUTIONAL CLIENT SERVICES
Fixed Income, Currency and Commodities Client Execution	2,074	1,003	1,685	107	23

Equities client execution	1,062	223	552	N.M.	92
Commissions and fees	817	737	738	11	11
Securities services	432	409	384	6	13
Total Equities	2,311	1,369	1,674	69	38

Total Institutional Client Services	4,385	2,372	3,359	85	31

INVESTING & LENDING
Equity securities	1,069	1,209	798	(12)	34
Debt securities and loans	1,018	449	666	127	53
Total Investing & Lending	2,087	1,658	1,464	26	43

INVESTMENT MANAGEMENT
Management and other fees	1,346	1,369	1,219	(2)	10
Incentive fees	213	129	121	65	76
Transaction revenues	212	165	160	28	33
Total Investment Management	1,771	1,663	1,500	6	18

Total net revenues	$ 10,036	$ 7,834	$ 8,026	28	25
Geographic Net Revenues (unaudited) (2) $ in millions
	THREE MONTHS ENDED
	MARCH 31, 2018	DECEMBER 31, 2017	MARCH 31, 2017
Americas	$ 5,885	$ 4,802	$ 4,892
EMEA	2,605	1,771	1,919
Asia	1,546	1,261	1,215
Total net revenues	$ 10,036	$ 7,834	$ 8,026

Americas	59%	61%	61%
EMEA	26%	23%	24%
Asia	15%	16%	15%
Total	100%	100%	100%

Goldman Sachs Reports: First Quarter 2018 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Consolidated Statements of Earnings (unaudited)

In millions, except per share amounts and total staff

	THREE MONTHS ENDED			% CHANGE FROM
	MARCH 31, 2018	DECEMBER 31, 2017	MARCH 31, 2017	DECEMBER 31, 2017	MARCH 31, 2017
REVENUES
Investment banking	$ 1,793	$ 2,141	$ 1,703	(16) %	5%
Investment management	1,639	1,554	1,397	5	17
Commissions and fees	862	772	771	12	12
Market making	3,204	1,215	2,418	164	33
Other principal transactions	1,620	1,254	1,221	29	33
Total non-interest revenues	9,118	6,936	7,510	31	21

Interest income	4,230	3,736	2,746	13	54
Interest expense	3,312	2,838	2,230	17	49
Net interest income	918	898	516	2	78

Net revenues, including net interest income	10,036	7,834	8,026	28	25

OPERATING EXPENSES
Compensation and benefits	4,115	2,157	3,291	91	25

Brokerage, clearing, exchange and distribution fees (10)	844	732	692	15	22
Market development	182	175	134	4	36
Communications and technology	251	230	223	9	13
Depreciation and amortization	299	350	257	(15)	16
Occupancy	194	190	176	2	10
Professional fees	235	304	205	(23)	15
Other expenses (10)	497	588	509	(15)	(2)
Total non-compensation expenses	2,502	2,569	2,196	(3)	14

Total operating expenses	6,617	4,726	5,487	40	21

Pre-tax earnings	3,419	3,108	2,539	10	35
Provision for taxes	587	5,036	284	(88)	107
Net earnings / (loss)	2,832	(1,928)	2,255	N.M.	26
Preferred stock dividends	95	215	93	(56)	2
Net earnings / (loss) applicable to common shareholders	$ 2,737	$ (2,143)	$ 2,162	N.M.	27

EARNINGS / (LOSS) PER COMMON SHARE
Basic (11)	$ 7.02	$ (5.51)	$ 5.23	N.M. %	34%
Diluted	6.95	(5.51)	5.15	N.M.	35

AVERAGE COMMON SHARES
Basic	389.1	389.8	412.5	–	(6)
Diluted	393.8	389.8	420.1	1	(6)

SELECTED DATA AT PERIOD-END
Total staff (employees, consultants and temporary staff)	37,300	36,600	34,100	2	9

Goldman Sachs Reports: First Quarter 2018 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Condensed Consolidated Statements of Financial Condition (unaudited) (6)

$ in billions

	AS OF
	MARCH 31, 2018	DECEMBER 31, 2017
ASSETS
Cash and cash equivalents	$ 121	$ 110
Collateralized agreements	309	312
Receivables	180	151
Financial instruments owned	337	316
Other	27	28
Total assets	974	917

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	151	139
Collateralized financings	138	124
Payables	191	178
Financial instruments sold, but not yet purchased	124	112
Unsecured short-term borrowings	48	47
Unsecured long-term borrowings	226	218
Other	12	17
Total liabilities	890	835
Total shareholders’ equity	84	82
Total liabilities and shareholders’ equity	$ 974	$ 917
Fully Phased-In Capital Ratios (unaudited) (5) (6) $ in billions
	AS OF
	MARCH 31, 2018	DECEMBER 31, 2017
Common equity tier 1	$ 68.6	$ 67.0

STANDARDIZED CAPITAL RULES
Risk-weighted assets	$ 567	$ 564
Common equity tier 1 ratio	12.1%	11.9%

BASEL III ADVANCED CAPITAL RULES
Risk-weighted assets	$ 617	$ 626
Common equity tier 1 ratio	11.1%	10.7%
Average Daily VaR (unaudited) (2) $ in millions
	THREE MONTHS ENDED
	MARCH 31, 2018	DECEMBER 31, 2017
RISK CATEGORIES
Interest rates	$ 54	$ 40
Equity prices	34	28
Currency rates	10	9
Commodity prices	9	9
Diversification effect	(34)	(32)
Total	$ 73	$ 54

Goldman Sachs Reports: First Quarter 2018 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Assets Under Supervision (unaudited) (2)

$ in billions

	AS OF			% CHANGE FROM
	MARCH 31, 2018	DECEMBER 31, 2017	MARCH 31, 2017	DECEMBER 31, 2017	MARCH 31, 2017
ASSET CLASS
Alternative investments	$ 168	$ 168	$ 156	– %	8%
Equity	322	321	279	–	15
Fixed income	668	660	615	1	9
Total long-term AUS	1,158	1,149	1,050	1	10
Liquidity products	340	345	323	(1)	5
Total AUS	$ 1,498	$ 1,494	$ 1,373	–	9

	THREE MONTHS ENDED
	MARCH 31, 2018	DECEMBER 31, 2017	MARCH 31, 2017
Beginning balance	$ 1,494	$ 1,456	$ 1,379
Net inflows / (outflows)
Alternative investments	(1)	(2)	2
Equity	5	1	(3) (12)
Fixed income	9	–	6
Total long-term AUS net inflows / (outflows)	13	(1)	5
Liquidity products	(5)	17	(35)
Total AUS net inflows / (outflows)	8	16	(30)
Net market appreciation / (depreciation)	(4)	22	24
Ending balance	$ 1,498	$ 1,494	$ 1,373

  Goldman Sachs Reports: First Quarter 2018 Earnings Results

Footnotes

(1)

Annualized ROE is calculated by dividing annualized net earnings applicable to common shareholders by average monthly common shareholders’ equity. The table below presents the firm’s average common shareholders’ equity (unaudited, $ in millions):

AVERAGE FOR THE THREE MONTHS ENDED MARCH 31, 2018
Total shareholders’ equity	$ 82,484
Preferred stock	(11,366)
Common shareholders’ equity	$ 71,118

(2)

For information about the firm’s investment banking transaction backlog, assets under supervision, supplementary leverage ratio, global core liquid assets and VaR, see “Results of Operations – Investment Banking,” “Results of Operations – Investment Management,” “Equity Capital Management and Regulatory Capital,” “Risk Management – Liquidity Risk Management” and “Risk Management – Market Risk Management,” respectively, in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2017. For information about the firm’s geographic net revenues, see Note 25 “Business Segments” in Part II, Item 8 “Financial Statements and Supplementary Data” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2017.

(3)

In the first quarter of 2018, the firm adopted ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” which required a change in the presentation of certain costs from a net presentation within net revenues to a gross basis, and vice versa. For information about ASU No. 2014-09, see Note 3 “Significant Accounting Policies” in Part II, Item 8 “Financial Statements and Supplementary Data” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2017.

(4)

The Tax Cuts and Jobs Act (Tax Legislation) was enacted on December 22, 2017 and lowered U.S. corporate income tax rates as of January 1, 2018, implemented a territorial tax system and imposed a repatriation tax on deemed repatriated earnings of foreign subsidiaries. The estimated impact of Tax Legislation was an increase in income tax expense of $4.40 billion for the three months ended December 31, 2017. The impact of Tax Legislation may differ from this estimate, possibly materially, due to, among other things, further refinement of the firm’s calculations, changes in interpretations and assumptions the firm has made, guidance that may be issued and actions the firm may take as a result of Tax Legislation.

(5)

The lower of the capital ratios calculated in accordance with the Standardized approach and the Basel III Advanced approach is the binding regulatory capital ratio for the firm. For information about the firm’s capital ratios, see “Equity Capital Management and Regulatory Capital” in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2017.

As of December 31, 2017, the firm’s capital ratios on a fully phased-in basis were non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies. Management believes that the firm’s capital ratios on a fully phased-in basis are meaningful because they are measures that the firm and investors use to assess capital adequacy. The table below presents reconciliations, for both the Standardized approach and the Basel III Advanced approach, of common equity tier 1 and risk-weighted assets on a transitional basis to a fully phased-in basis as of December 31, 2017 (unaudited, $ in billions):

	AS OF DECEMBER 31, 2017
	STANDARDIZED	BASEL III ADVANCED
Common equity tier 1, transitional basis	$ 67.1	$ 67.1
Transitional adjustments	(0.1)	(0.1)
Common equity tier 1, fully phased-in basis	$ 67.0	$ 67.0
Risk-weighted assets, transitional basis	$ 556	$ 618
Transitional adjustments	8	8
Risk-weighted assets, fully phased-in basis	$ 564	$ 626
Common equity tier 1 ratio, transitional basis	12.1%	10.9%
Common equity tier 1 ratio, fully phased-in basis	11.9%	10.7%

(6)	Represents a preliminary estimate and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2018.

(7)

As of March 31, 2018, the remaining share authorization under the firm’s existing repurchase program was 44.6 million shares, which represented the shares that may be repurchased under the repurchase program approved by the Board. Prior to repurchasing shares, the firm must receive confirmation that the Federal Reserve Board does not object to such capital actions.

  Goldman Sachs Reports: First Quarter 2018 Earnings Results

Footnotes (continued)

(8)

Tangible book value per common share is calculated by dividing tangible common shareholders’ equity (total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets) by basic shares. Management believes that tangible common shareholders’ equity and tangible book value per common share are meaningful because they are measures that the firm and investors use to assess capital adequacy. Tangible common shareholders’ equity and tangible book value per common share are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies. The table below presents a reconciliation of total shareholders’ equity to tangible common shareholders’ equity (unaudited, $ in millions):

AS OF MARCH 31, 2018
Total shareholders’ equity	$ 83,579
Preferred stock	(11,203)
Common shareholders’ equity	72,376
Goodwill and identifiable intangible assets	(4,049)
Tangible common shareholders’ equity	$ 68,327

(9)	Basic shares include common shares outstanding and restricted stock units granted to employees with no future service requirements.

(10)

Regulatory-related fees that are paid to exchanges, previously reported in other expenses, are now reported in brokerage, clearing, exchange and distribution fees. Reclassifications have been made to previously reported amounts to conform to the current presentation.

(11)

Unvested share-based awards that have non-forfeitable rights to dividends or dividend equivalents are treated as a separate class of securities in calculating earnings per common share. The impact of applying this methodology was a reduction in basic earnings per common share of $0.01 for both the three months ended March 31, 2018 and March 31, 2017. The impact of applying this methodology for the three months ended December 31, 2017 was a loss per common share (basic and diluted) of $0.01.

(12)	Includes $5 billion of outflows in connection with the divestiture of the firm’s local Australian-focused investment capabilities and fund platform.